As filed with the U.S. Securities and Exchange Commission on June 30, 2015

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Chemours Company

(Exact name of registrant as specified in its charter)

Delaware	46-4845564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1007 Market Street, Wilmington, Delaware 19899

(Address, including zip code, and telephone number, including area code, of principal executive offices)

THE CHEMOURS COMPANY

MANAGEMENT DEFERRED COMPENSATION PLAN

(Full title of the plan)

David C. Shelton, Esq.

General Counsel

The Chemours Company

1007 Market Street, Wilmington, Delaware 19899

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (302) 773-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$15,000,000	N/A	$15,000,000	$1,743.00

(1)	The Deferred Compensation Obligations are unsecured obligations of The Chemours Company (“Chemours” or “Registrant”) to pay deferred compensation in the future in accordance with the terms of The Chemours Company Management Deferred Compensation Plan (the “Plan”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate amount of $15,000,000 deferred compensation obligations to be offered pursuant to The Chemours Company Management Deferred Compensation Plan.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	our Registration Statement on Form 10 initially filed on December 18, 2014, as amended by Amendment No. 1 on February 12, 2015, Amendment No. 2 on April 21, 2015, Amendment No. 3 on May 13, 2015, and Amendment No. 4 on June 5, 2015, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.	our Current Report on Form 8-K dated June 19, 2015; and

3.	the description of our Common Stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 dated June 5, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed by Chemours with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

David C. Shelton, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as its General Counsel and is eligible to participate in the Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and bylaws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he is or was one of our directors or officers, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that if he is adjudged to be liable for negligence or misconduct in the performance of his duty to us, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

Under our amended and restated certificate of incorporation and bylaws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

We maintain liability insurance for our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and our certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and our certificate of incorporation and bylaws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on June 30, 2015.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark E. Newman and Amy P. Trojanowski, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mark P. Vergnano	Chief Executive Officer	June 30, 2015
Mark P. Vergnano	(Principal Executive Officer)

/s/ Mark E. Newman	Chief Financial Officer	June 30, 2015
Mark E. Newman	(Principal Financial Officer)

/s/ Amy P. Trojanowski	Corporate Controller	June 30, 2015
Amy P. Trojanowski	(Principal Accounting Officer)

/s/ Curtis J. Crawford	Director	June 30, 2015
Curtis J. Crawford

/s/ Michael P. Heffernan	Director	June 30, 2015
Michael P. Heffernan

/s/ Nigel Pond	Director	June 30, 2015
Nigel Pond

/s/ Steven Zelac	Director	June 30, 2015
Steven Zelac

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of The Chemours Company (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to Chemours’ Registration Statement on Form 10 filed on June 5, 2015).

3.2	Form of Amended and Restated Bylaws of The Chemours Company (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to Chemours’ Registration Statement on Form 10 filed on June 5, 2015).

4.1	The Chemours Company Management Deferred Compensation Plan.*

5.1	Opinion of David C. Shelton, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David C. Shelton, Esq. (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.